EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

As independent accountants, we hereby consent to the incorporation by reference in this Form 8-K/A and into IVAX' previously filed registration statements on Form S-8 Nos. 333-30690, 333-30692, 333-07811, 33-82756, 33-67090, 33-39186,
33-44042, 33-53944, 33-88914, 33-88912, 33-65133, 333-24593, and 333-42997, Form
S-3 Nos. 33-46173, 333-43176 and 333-51372 and Form S-4 Nos. 33-44116, 33-60847
and 333-51364, of our reports dated June 20, 2001 and February 20, 2001, except for Note 41 for which the date is June 20, 2001, included in the Laboratorio Chile S.A. and subsidiaries (the "Company") Form 20-F for the year ended December 31, 2000. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 2000 or performed any audit procedures subsequent to the date of our report.





ARTHUR ANDERSEN - LANGTON CLARKE
Santiago, Chile October 26, 2001